ex. 21

Pioneer Railcorp Subsidiaries:

Alabama & Florida Railway Co., Inc.
Alabama Railroad Co.
Columbia & Northern Railway Co.
Decatur Junction Railway Co.
Fort Smith Railroad Co.
Keokuk Junction Railway Co.
Minnesota Central Railroad Co.
Mississippi Central Railroad Co.
Pioneer Railroad Equipment Co., Ltd.
Pioneer Railroad Services, Inc. (PRS).
Pioneer Air, Inc.
Rochelle Railroad Co.
Shawnee Terminal Railway Company
Vandalia Railroad Company
Wabash & Western Railway Co. d/b/a Michigan Southern Railroad
West Michigan Railroad Co.